Exhibit 99.1 PRESS RELEASE

Contact: Symmetry Surgical Inc. Scott D. Kunkel Senior Vice President Chief Financial Officer (615) 964-5276	Investors and Media: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Surgical Reports Third Quarter 2015 Financial Results

Third Quarter 2015 Highlights:

•	Achieved third consecutive quarter of year-over-year revenue growth
•	Generated $2.1 million in EBITDA and $5.3 million in free cash flow, a 251.5% free cash flow conversion
•	$5.6 million in cash and no borrowings during the quarter
•	Maintaining 2015 Financial Guidance

Nashville, TN – November 5, 2015 – Symmetry Surgical Inc. (Nasdaq: SSRG) announced today financial results for the third quarter ended October 3, 2015.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Surgical, stated, “We continued to forge ahead in our journey, delivering our third consecutive quarter of revenue growth in a challenging marketplace. Revenue highlights included year-over-year and sequential growth in the U.S., with mid-single digit volume growth, complemented by a partial quarter benefit from the acquisition of the assets of Vesocclude Medical. We generated $2.1 million in EBITDA, despite the impact of approximately $0.4 million for deal costs, currency conversion charges, and other one-time expenses. We are especially pleased with our Teammates’ ability to generate free cash flow at $5.3 million, well in excess of our EBITDA.”

Mr. Sullivan added, “In August we completed our second business development transaction of the year, acquiring the assets of Vesocclude Medical. This product line fits nicely within our portfolio of surgical instruments and the commercial and operational integration is on schedule. At the time of the acquisition, we raised our full year revenue guidance by $1 million to a range of $83 to $85 million and maintained our EBITDA guidance. We are maintaining that guidance, however we are more cautious now on the state of the U.S. market and International currency headwinds. Turning our attention to the longer term, we will continue to evaluate opportunities to enhance our revenue growth and leverage our established commercial infrastructure through larger transactions.”

Financial Results

Revenue for the third quarter 2015 was $21.0 million, up 2.4% compared to $20.5 million in the third quarter 2014. Revenue in the U.S. was $18.5 million, up 4.8% compared to the third quarter 2014. International revenue was $2.4 million, down (12.7%) compared to third quarter 2014 as a result of previously communicated headwinds related to the continued strengthening of the U.S. dollar, which causes our products to become more expensive for international customers.

Revenue from Symmetry Surgical branded products was $19.0 million, up 1.4% compared to third quarter 2014. Revenue from Alliance products was $1.9 million, up 13.9% compared to third quarter 2014. The third quarter 2014 comparisons have been adjusted to reflect the transition of the Vesocclude product line from the Alliance products category to the Symmetry Surgical branded category due to Symmetry’s acquisition of Vesocclude Medical on August 28, 2015.

Gross profit for the third quarter 2015 was $10.0 million, compared to $9.0 million in the third quarter 2014. Gross margin for the third quarter 2015 was 47.5%, compared to 44.1% in the same period last year. The year-over-year improvement in gross margin percent was driven by improved product mix, lower product costs due to favorable exchange rates, tight cost controls, and volume leverage on higher sales, slightly offset by pricing pressure related to product-specific promotions.

Total operating expenses in the third quarter 2015 were $9.2 million, compared to $8.7 million in the third quarter 2014. The increased expense was driven by direct costs incurred as a stand-alone company, one-time events in the third quarter which impacted professional fees, as well as deal-related expenses related to the Vesocclude Medical acquisition. Operating income for the third quarter 2015 was $0.8 million, compared to $0.3 million in the third quarter 2014.

Other expense in the third quarter 2015 was $0.3 million as a result of currency fluctuations on transactions denominated in foreign currencies.

Taxes for the third quarter 2015 were $0.18 million, or 41.0% of income before income taxes, compared to $0.05 million, or 14.3% of income before income taxes in third quarter 2014 due to differences in income by tax jurisdiction.

Net income for the third quarter 2015 was $0.3 million, or $0.03 per diluted share, compared to $0.3 million, or $0.03 per diluted share, in the third quarter 2014.

The weighted average number of diluted shares outstanding during the third quarter 2015 was 9,686,599. On December 5, 2014, Symmetry Medical distributed 9,586,845 shares of Symmetry Surgical common stock. For periods prior to the separation of Symmetry Surgical from Symmetry Medical, the weighted-average basic and diluted shares outstanding were based on the number of shares of Symmetry Surgical common stock outstanding on the distribution date.

EBITDA (which is defined below and excludes impairment charges) for the third quarter 2015 was $2.1 million compared to $1.9 million in the third quarter 2014. The Company generated free cash flow (also defined below) of $5.3 million in the third quarter 2015, compared to negative free cash flow of ($3.8) million in the third quarter 2014. Free cash flow conversion for the third quarter 2015 was 251.5%.

Financial Guidance

The following forward-looking estimates regarding 2015 guidance reflect the Company’s year-to-date performance and projections, which assume market conditions consistent with the first nine months of 2015 and minimal impact of foreign currency rates on revenue and cost. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

The Company is maintaining its 2015 financial guidance. For the full year 2015, the Company expects revenue to be in the range of $83 to $85 million and EBITDA to be in the range of $8.5 to $9.5 million, with deal transaction expenses and non-cash purchase accounting adjustments offsetting incremental EBITDA from the Vesocclude Medical acquisition.

Conference Call

Symmetry Surgical will host a conference call to discuss the third quarter 2015 financial results at 8:00 a.m. ET, today. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrysurgical.com. The dial-in numbers are (877) 783-7531 for domestic callers and (530) 379-4683 for international. The reservation number for both is 56025237. After the live webcast, the call will remain available on Symmetry Surgical’s website through December 5, 2015. In addition, a telephonic replay of the call will be available until November 12, 2015. The replay numbers are (855) 859-2056 for domestic callers (404) 537-3406 for international callers. Please use reservation code 56025237.

About Symmetry Surgical Inc.

Symmetry Surgical is dedicated to developing and delivering high-quality, innovative surgical instruments that meet clinicians' needs and improve patients' lives. Our team collaborates with healthcare providers around the world to provide medical devices that exceed our customers' expectations and provide solutions for today's needs and tomorrow's growth. Our rich and diverse history creates one of the industry's most comprehensive surgical instrument portfolios, which includes our well-known brands such as BOOKWALTER®, GREENBERG®, OLSEN®, SYMMETRY®, SHARP KERRISON™, FLASH PAK®, CLASSIC®, CLASSIC PLUS®, SECTO®, QUAD-LOCK®, RAPIDCLEAN®, MAGNAFREE®, MIDAS TOUCH®, MICROSECT®, ULTRA INSTRUMENTS®, MULTIPAK®, ACCESS SURGICAL INTERNATIONAL®, RILEY MEDICAL®, TRANSPAK®, OPTI-LENGTH®, THE ULTRA SYSTEM®, BOOKWALTER ROTILT® and VESOCCLUDE™. Symmetry Surgical is headquartered in Nashville, TN. For more information, please visit www.symmetrysurgical.com.

Non-GAAP Measures

EBITDA is Earnings Before Interest, Taxes, Depreciation, Amortization and Asset Impairment. Free Cash Flow (FCF) is Net Cash Provided by (Used In) Operating Activities less Purchases of Property and Equipment. Free Cash Flow Conversion is the ratio of Free Cash Flow to EBITDA. Reconciliations of these non-GAAP measures may be different from non-GAAP measures used by other companies. Management believes these non-GAAP measures improve management's and investors' ability to better compare the company's ongoing financial performance between periods and with other companies.

Forward Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans, objectives and assumptions regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future, including risks and uncertainties relating to performance or outcomes which could differ materially from our current expectations. Unless required by applicable law, Symmetry Surgical undertakes no obligation to update or revise any such forward-looking statements whether as a result of new information, future events or otherwise. We refer you to the "Risk Factors" and “Forward-Looking Statements” sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings, all of which are available on the SEC's Web site at www.sec.gov.

Investor Contact:

Zack Kubow

The Ruth Group

646-536-7020

zkubow@theruthgroup.com

Symmetry Surgical, Inc.

Consolidated Statements of Operations

In Thousands, Except Per Share Data

	Three Months Ended		Year to Date
	October 3,	September 27,	October 3,	September 27,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$20,951	$20,453	62,387	61,488
Cost of revenue	10,995	11,436	32,737	34,153
Gross profit	9,956	9,017	29,650	27,335
Sales and marketing expenses	4,160	4,147	12,774	12,952
General and administrative expenses	5,014	4,527	14,440	13,617
Asset impairment	-	-	-	10,500
Operating income (loss)	782	343	2,436	(9,734)
Other (income) expense:
Interest expense	47	-	174	-
Other	303	22	225	166

Income (loss) before income taxes	432	321	2,037	(9,900)
Income tax expense (benefit)	177	46	685	(3,661)

Net income (loss)	$255	$275	$1,352	$(6,239)

Net income (loss) per share:
Basic	$0.03	$0.03	$0.14	$(0.65)
				-
Diluted	$0.03	$0.03	$0.14	$(0.65)

Weighted average common shares and equivalent shares outstanding:
Basic (a)	9,587	9,587	9,587	9,587
Diluted (a)	9,687	9,587	9,635	9,587

(a) On December 5, 2014, SMI distributed 9,587 shares of Symmetry Surgical common stock. For periods prior to the separation, the weighted-average basic and diluted shares outstanding were based on the number of shares of Symmetry Surgical common stock outstanding on the distribution date.

Symmetry Surgical, Inc.

Consolidated Balance Sheets

In Thousands

	October 3,	January 3,
	2015	2015

ASSETS:	(unaudited)
Current Assets:
Cash	$5,639	$2,994
Accounts receivable, net	9,565	10,070
Inventories	23,630	24,141
Deferred income taxes	2,917	2,816
Other current assets	1,671	2,417

Total current assets	43,422	42,438
Property and equipment, net	2,419	2,768
Deferred income taxes	20,586	21,243
Goodwill	9,344	7,126
Intangible assets, net of accumulated amortization	75,753	77,903
Other assets	683	219

Total Assets	$152,207	$151,697

LIABILITIES AND EQUITY:
Current Liabilities:
Accounts payable	$5,299	$5,283
Accrued wages and benefits	1,755	1,902
Other accrued expenses	1,618	1,417
Contingent purchase liability, current	1,034	-
Accrued income taxes	169	158
Deferred income taxes	14	15
Revolving line of credit	-	3,876

Total current liabilities	9,889	12,651
Contingent purchase liability, non-current	1,013	-
Other long-term liabilities	1,110	1,092

Total Liabilities	12,012	13,743

Commitments and contingencies

Stockholder' Equity:
Common Stock, $.0001 par value; 50,000 shares authorized; 10,339 shares issued October 3, 2015; 10,313 shares issued January 3, 2015	1	1
Additional paid-in capital	139,479	138,576
Retained earnings (deficit)	1,236	(116)
Accumulated other comprehensive loss	(521)	(507)

Total Stockholder' Equity	140,195	137,954

Total Liabilities and Equity	$152,207	$151,697

Symmetry Surgical, Inc.

Reconciliation of EBITDA, Free Cash Flow,  Free Cash Flow Conversion

In Thousands

	Three Months Ended			Year to Date
	October 3,	July 4,	September 27,	October 3,	September 27,
	2015	2015	2014	2015	2014
	(unaudited)			(unaudited)

Net income (loss), as reported	$255	$341	$275	$1,352	$(6,239)
Adjustments:
Interest	47	63	-	174	-
Tax expense (benefit)	177	214	46	685	(3,661)
Depreciation	222	240	239	704	712
Amortization	1,408	1,396	1,345	4,204	4,034
Asset impairment	-	-	-	-	10,500

EBITDA	$2,109	$2,254	$1,905	$7,119	$5,346

	Three Months Ended			Year to Date
	October 3,	July 4,	September 27,	October 3,	September 27,
	2015	2015	2014	2015	2014
	(unaudited)			(unaudited)

Net cash provided by (used in) operating activities	$5,375	$2,276	$(3,693)	$10,840	$3,313
Less: purchases of property and equipment	(71)	(21)	(148)	(145)	(314)

Free cash flow	$5,304	$2,255	$(3,841)	$10,695	$2,999

Free cash flow conversion (ratio free cash flow to EBITDA)	251.5%	100.0%	-201.6%	150.2%	56.1%

Symmetry Surgical, Inc.

Revenue by Product and Geography

In Thousands

	Third Quarter			Vs Prior Quarter
	3Q'15	3Q'14	Change	3Q'15	2Q'15	Change
	(unaudited)			(unaudited)
Revenue by Product:
Symmetry Surgical branded	$19,005	$18,745	1.4%	$19,005	$18,838	0.9%
Alliance Partners	1,946	1,708	13.9%	1,946	1,824	6.7%

Total Revenue	$20,951	$20,453	2.4%	$20,951	$20,662	1.4%

Revenue by Geography
United States	$18,547	$17,698	4.8%	$18,547	$18,042	2.8%
International	2,404	2,755	-12.7%	2,404	2,620	-8.2%

Total Revenue	$20,951	$20,453	2.4%	$20,951	$20,662	1.4%